Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact:
Joan Sterlacci	Matt Hayden
eResearchTechnology, Inc.	Hayden Communications
908-203-6473	858-704-5065

     eResearchTechnology Announces Appointment of new Chief Financial Officer

Richard Baron will assume duties on May 17

PHILADELPHIA, PA April 26, 2006/PR Newswire/–eResearchTechnology, Inc. (eRT), (NASDAQ: ERES), a leading provider of centralized electrocardiographic (ECG) collection and interpretation services, announced today that it has appointed Richard A. Baron to the position of Executive Vice President and Chief Financial Officer effective May 17, 2006.

Since 2000, Mr. Baron has served as Vice President Finance and Chief Financial Officer for Animas Corporation, a manufacturer and distributor of insulin infusion pumps. He was instrumental in leading Animas’ initial public offering in May 2004. Animas was recently acquired by Johnson & Johnson. Prior to joining Animas, Mr. Baron served as Chief Financial Officer of three other corporations, including a pharmaceutical company. He spent 11 years in public accounting primarily with Coopers & Lybrand. Mr. Baron is a certified public accountant with a degree from the Wharton School of the University of Pennsylvania.

“We are very pleased to have Rick join eRT as Chief Financial Officer. His breadth of experience as a CFO combined with his understanding of the pharmaceutical industry will enable him to contribute to the company immediately,” said Joe Esposito, President and CEO of eRT.

As previously announced, Bruce Johnson, eRT’s CFO since 2000 will be retiring this year. Mr. Johnson will remain with the company for the remainder of 2006 in a limited capacity primarily to assist with the transition.

Based in Philadelphia, PA, eResearchTechnology, Inc. (www.eRT.com) is a provider of technology and services to the pharmaceutical, biotechnology and medical device industries on a global basis. The company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The company is also a leader in providing technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of clinical data in all phases of clinical development.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Form 10-K filed with the Securities and Exchange Commission.